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                                                                  Exhibit 10.182

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (hereinafter the "Agreement"), made this 1/st/ day of May, 2002 (the "Effective Date"), by and between PPD Development, LP, a Texas limited partnership (hereinafter "PPD Development"), and W. Richard Staub (hereinafter "Employee").

                                    RECITALS:

                  A. Employee desires employment upon the terms and conditions herein stated.

                  B. PPD Development desires to employ Employee upon the terms and conditions herein stated.

                  C. Employee and PPD Development desire to embody in writing the terms and conditions of such employment in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises, covenants and considerations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1. Employment. PPD Development hereby employs Employee and Employee hereby accepts such employment on a full time basis as Senior Vice President - Global Business Development upon the terms and conditions hereinafter set forth.

                  2. Term. The term of this Agreement shall begin on the Effective Date and shall end on December 31, 2002, unless sooner terminated as provided herein. Thereafter, this Agreement shall be automatically renewed for successive one-year terms upon the terms and conditions herein set forth except for (a) salary adjustments as provided for in Section 9 below and (b) new bonus plans as provided in Section 3 below, unless either party gives notice as herein provided to the other of said party's intent not renew this Agreement not less than 60 days prior to the expiration of the then current term of this Agreement.

                  3. Salary. For all services rendered by Employee under this Agreement, PPD Development shall pay to Employee for the initial term hereof a monthly salary of $13,750. Employee shall also be entitled to a Quarterly Bonus if the Businesses (as hereinafter defined) attain a certain level of Authorizations for the applicable calendar quarter of the initial term hereof, as set forth in Appendix I (effective May 1, 2002) attached. Each Quarterly Bonus, if any, to which Employee is entitled shall be paid within thirty (30) days after its determination. Employee shall also be entitled to a Plan Bonus as provided for in Appendix I (effective May 1, 2002) attached, which Plan Bonus shall be paid to Employee at the same time annual bonuses, if any, for the initial

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term are or would have been paid to other senior executives of PPD Development.
In addition, Employee shall be entitled to an award of non-qualified stock options under the Pharmaceutical Product Development, Inc. ("PPD") Equity Compensation Plan if Authorizations for the Businesses attain specified percentages of the Annual Target for the initial term hereof as set forth in Appendix I (effective May 1, 2002). Any such award of stock options for the initial term shall have an exercise price equal to the NASDAQ closing price on December 31, 2002, and shall contain such other terms and conditions, including a three-year linear vesting schedule, as included in stock option awards generally for other senior executives of PPD Development. As a condition to PPD Development's obligation to pay the bonuses provided for under this Section 3, Employee must be employed by PPD Development under and pursuant to the terms and conditions of this Agreement on the date on which such bonus is due and payable. A new bonus plan shall be agreed upon by Employee and PPD Development for each one-year renewal term of this Agreement.

                  4. Duties. Employee shall have overall responsibility for business development of (a) PPD Development and all of its subsidiaries as of the Effective Date, except Pharmaco Investments, Inc., (b) PPD Global Ltd., (c) Leicester Clinical Research Centre Ltd. and (d) Chelmsford Clinical Trials Unit Ltd., (e) Piedmont Research Center, Inc., (f) Medical Research Laboratories International, LLC, (g) Medical Research Laboratories International, BVBA and
(g) PPD Discovery, Inc. (collectively, the "Businesses"). Employee's duties shall include but not be limited to supervision of the Businesses' sales and bids and contracts divisions. Employee shall carry out his duties and responsibilities under the general supervision of the Chief Executive Officer of PPD. Employee shall undertake such travel as may be required to perform the duties prescribed herein. During the term of this Agreement, Employee shall devote substantially all of his working time, attention and energies to the business of PPD Development and shall perform such other duties as reasonably requested from time to time by the Chief Executive Officer of PPD.

                  5. Working Facilities. PPD Development shall furnish Employee with office space, equipment, technical, secretarial and clerical assistance and such other facilities, services, support and supplies as may be reasonably needed to perform the duties herein prescribed in an efficient and professional manner.

                  6. Non-Compete. During the term of this Agreement, Employee hereby agrees that he shall not (a) become an officer, employee, director, agent, representative, member, associate or consultant of or to a corporation, partnership or other business entity or person, (b) directly or indirectly acquire a proprietary interest in a corporation, partnership or other business entity or person, or (c) directly or indirectly own any stock in a corporation (other than a publicly traded corporation of which Employee owns less than five percent (5%) of the outstanding stock) which is engaged in the business of managing clinical research programs for pharmaceutical and medical products or in any other business which is developed by PPD Development during the term of this Agreement anywhere in the United States (whether or not such business is physically

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located within the United States). The parties agree that the business and operations of PPD Development are national in scope. For that reason, the parties agree that a geographical limitation on the foregoing covenant is not appropriate.

                  7. Termination. Notwithstanding any other provision in this Agreement to the contrary, this Agreement and Employee's employment hereunder shall terminate effective upon the date indicated upon the occurrence of any of the following events:

                       a. Death of Employee, effective immediately on the date of death without any notice.

                       b. A determination by the Chief Executive Officer of PPD, acting in good faith but made in the sole discretion of the Chief Executive Officer, that Employee has failed to substantially perform his duties under or otherwise breached any of the material terms of this Agreement, effective upon the date said determination is communicated to Employee or such later date, if any, as specified by the Chief Executive Officer of PPD.

                       c. A determination by the Chief Executive Officer of PPD, acting in good faith but made in the sole discretion of the Chief Executive Officer, that Employee (i) has become physically or mentally incapacitated and is unable to perform his duties under this Agreement as a result of such disability, which inability continues for a period of sixty (60) consecutive calendar days, (ii) has breached any of the material terms of this Agreement, including failure to meet Quarterly Targets as set forth in Appendix I attached,
(iii) has demonstrated gross negligence or willful misconduct in the execution of his duties, or (iv) has been convicted of a felony, effective upon the date said determination is communicated to Employee or such later date, as specified by the Chief Executive Officer of PPD.

                  8. Disclosure of Information. Prior to or coincident with the commencement of the date hereof, Employee shall execute in favor of PPD Development its standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Annex A.

                  9. Benefits. During the term hereof, Employee shall be entitled to participate in all benefits provided by PPD Development to its employees generally, including but not limited to health insurance, disability insurance and retirement plans, all of which are currently provided to employees of PPD Development, subject to the eligibility requirements of any plan(s) establishing same. Employee shall be subject to PPD Development's policies applicable to other executive employees of PPD Development with respect to periodic reviews and adjustments in salary, and shall be considered for and eligible to participate in benefits, if any, provided generally by PPD Development to its executive employees, including but not limited to issuance of stock options, cash bonuses, etc., to the extent such stock options, bonuses, etc., are not otherwise provided for herein (including in Appendix I), in connection with Employee's

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duties and performance as an executive employee. Employee shall be entitled to four (4) weeks paid vacation during each year.

                  10. Expenses. PPD Development will reimburse Employee, in accordance with and subject to Employee's compliance with PPD Development's policy, for Employee's necessary and reasonable out-of-pocket expenses incurred in the course of performance of Employee's duties hereunder. All reimbursement of expenses to Employee hereunder shall be conditioned upon presentation of sufficient documentation evidencing such expenses.

                  11. Remedies. In the event of Employee's actual or threatened breach of the provisions of Section 6 of this Agreement, PPD Development shall be entitled to a temporary restraining order and/or permanent injunction restraining Employee from such breach. Nothing herein shall be construed as preventing PPD Development from pursuing any other available remedies for such breach or threatened breach, including recovery of damages from Employee and from any corporation, partnership or other business entity or person with which the Employee has entered or attempted to enter into a relationship.

                  12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be altered or amended except by agreement in writing signed by the parties.

                  13. Waiver of Breach. Waiver by either party of a breach of any provision of this Agreement by the other party shall not operate as a waiver of any subsequent breach by the other party. No waiver shall be valid unless in writing and signed by the party against whom the waiver is sought.

                  14. Severability. If any portion of this Agreement shall be declared invalid by a court of competent jurisdiction, the remaining portion shall continue in full force and effect as if this Agreement has been executed with the invalid portion eliminated and this Agreement shall be so construed.

                  15. Benefit. This Agreement shall inure to the benefit of and be binding upon PPD Development, its successors and assigns, and Employee, his heirs, successors, assigns and personal representatives.

                  16. Applicable Law. This Agreement shall be governed by the laws of the State of North Carolina.

                  17. Assignment. Neither party may assign his or its rights or obligations hereunder without the prior written consent of the other.

                  18. Notice. All notices, demands or other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing

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and shall be deemed to have been properly served if (a) delivered personally,
(b) delivered by a recognized overnight courier service, (c) sent by certified mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by a recognized overnight courier service the next day. Date of service of such notice shall be
(i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of successful transmission), (ii) the date of receipt if sent by certified mail, or
(iii) the date of receipt if sent by overnight courier. Such notices, demands and other communications shall be sent to the address set forth below, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party:

                  If to PPD Development, then to

                  PPD Development, LP
                  3151 South 17/th/ Street
                  Wilmington, NC 28412
                  Attn: Chief Executive Officer
                  Facsimile: (910) 772-6951

                  If to Employee, then to:

                  W. Richard Staub
                  3900 Paramount Parkway
                  Morrisville, NC  27560
                  Facsimile: (919) 462-4297

                  19. Arbitration. Except for disputes, controversies, breaches or claims directly or indirectly related to Sections 6 and the rights to pursue remedies as set forth in Section 11, any dispute, controversy or claim arising out of or relating to this Agreement, including but not limited to any breach, or as to its existence, validity, interpretation, performance or non-performance, or damages, including claims in tort, shall be decided by a single neutral arbitrator in Wilmington, North Carolina in binding arbitration pursuant to the Employment Arbitration Rules of the American Arbitration Association then in effect. The parties to any such arbitration shall be limited to the parties to this Agreement or any successor thereof. The arbitration shall be conducted in accordance with the procedural laws of the United States Federal Arbitration Act, as amended. The written decision of the arbitrator shall be final and binding, and may be entered and enforced in any court of competent jurisdiction and each party specifically acknowledges and agrees to waive any right to a jury trial in any such forum. Each party to the arbitration shall pay its fees and expenses, unless otherwise determined by the arbitrator.

                  20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

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                  21.  Descriptive Headings: Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first hereinabove set forth.

                                      PPD DEVELOPMENT, LP


                                      By: PPD GP, LLC
                                          Its General Partner


                                      By: /s/ Fred B. Davenport, Jr.
                                          --------------------------------------
                                      Name:  Fred B. Davenport, Jr.
                                             -----------------------------------
                                      Title: Vice President
                                             -----------------------------------


                                      /s/ W. Richard Staub                (SEAL)
                                      ----------------------------------
                                      W. Richard Staub